UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 15)*

INTUIT INC.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
461202-10-3
(CUSIP Number)
DECEMBER 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No.	461202-10-3	13G/A No.15	Page	2	of	15

1.	NAME OF REPORTING PERSON: SCOTT D. COOK

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,788,228

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		17,788,228

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,788,228

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	461202-10-3	13G/A No.15	Page	3	of	15

1.	NAME OF REPORTING PERSON: HELEN SIGNE OSTBY

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,788,228

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		17,788,228

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,788,228

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	461202-10-3	13G/A No.15	Page	4	of	15

1.	NAME OF REPORTING PERSON: THE SCOTT D. COOK 2009 GRANTOR RETAINED ANNUITY TRUST 5 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		332,155

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		332,155

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	332,155

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	5	of	15

1.	NAME OF REPORTING PERSON: THE SCOTT D. COOK 2009 GRANTOR RETAINED ANNUITY TRUST 10 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		337,611

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		337,611

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	337,611

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	6	of	15

1.	NAME OF REPORTING PERSON: THE SCOTT D. COOK 2009 GRANTOR RETAINED ANNUITY TRUST 15 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		339,414

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		339,414

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	339,414

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	7	of	15

1.	NAME OF REPORTING PERSON: THE HELEN SIGNE OSTBY 2009 GRANTOR RETAINED ANNUITY TRUST 5 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		332,155

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		332,155

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	332,155

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	8	of	15

1.	NAME OF REPORTING PERSON: THE HELEN SIGNE OSTBY 2009 GRANTOR RETAINED ANNUITY TRUST 10 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		337,611

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		337,611

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	337,611

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	9	of	15

1.	NAME OF REPORTING PERSON: THE HELEN SIGNE OSTBY 2009 GRANTOR RETAINED ANNUITY TRUST 15 YEAR SCOTT D. COOK AND HELEN SIGNE OSTBY, TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		339,414

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		339,414

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	339,414

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	10	of	15

1.	NAME OF REPORTING PERSON: THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 FAMILY TRUST UTA DTD 12/30/93 SCOTT D. COOK AND HELEN SIGNE OSTBY, CO-TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		15,726,000

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		15,726,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	15,726,000

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	11	of	15

1.	NAME OF REPORTING PERSON: THE SCOTT D. COOK & HELEN SIGNE OSTBY 1994 CHARITABLE TRUST UTA DTD 12/30/94 SCOTT D. COOK AND HELEN SIGNE OSTBY, CO-TRUSTEES

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3.	SEC USE ONLY:

4.	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CALIFORNIA

	5.	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		43,868

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER:

		43,868

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	43,868

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.01%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	461202-10-3	13G/A No.15	Page	12	of	15
Item 1.
(a)	Name of Issuer:

Intuit Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2700 Coast Avenue Mountain View, Ca 94043
Item 2.
(a)	Name of Person Filing:
(i)	Scott D. Cook

(ii)	Helen Signe Ostby

(iii)	The Scott D. Cook 2009 5 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(iv)	The Scott D. Cook 2009 10 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(v)	The Scott D. Cook 2009 15 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(vi)	The Helen Signe Ostby 2009 5 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(vii)	The Helen Signe Ostby 2009 10 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(viii)	The Helen Signe Ostby 2009 15 Year Grantor Retained Annuity Trust, Scott D. Cook and Helen Signe Ostby, Trustees

(ix)	The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93 Scott D. Cook and Helen Signe Ostby, Co-Trustees (the “Family Trust”)

(x)	The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 (the “1994 Charitable Trust”)
(b)	Address of Principal Business Office or, if none, Residence:

For all filing persons: 2700 Coast Avenue, Mountain View, California 94043

(c)	Place of Organization or Citizenship:

Scott D. Cook and Helen Signe Ostby are U.S. citizens. Each of the trusts identified in Item 2(a) is organized under the laws of the State of California.

(d)	Title of Class of Securities:

Common Stock, par value $.01 per share

(e)	CUSIP Number:

461202-10-3

Item 3.	Not applicable

CUSIP No.	461202-10-3	13G/A No.15	Page	13	of	15

Item 4.	Ownership.
(a)	Amount beneficially owned:

As of December 31, 2010, 332,155 shares of Common Stock were held by each of the following GRATs: The Scott D. Cook 2009 Grantor Retained Annuity Trust 5 Year, and The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 5 Year; 337,611 shares were held by each of the following GRATs: The Scott D. Cook 2009 Grantor Retained Annuity Trust 10 Year, and The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 10 Year; 339,414 shares were held by each of the following GRATs: The Scott D. Cook 2009 Grantor Retained Annuity Trust 15 Year, and The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 15 Year; the Family Trust held 15,726,000 shares of Common Stock; and the 1994 Charitable Trust held 43,868 shares of Common Stock. All shares of Common Stock held by the trusts (an aggregate of 17,788,228 shares) may be deemed to be beneficially owned by Scott D. Cook and Helen Signe Ostby as co-trustees of each trust.

All percentages reported are based on 304,505,790 shares of common stock of Intuit Inc. outstanding as of December 31, 2010.

(b)	Percent of class:

Scott D. Cook	5.8%
Helen Signe Ostby	5.8%
The Scott D. Cook 2009 GRAT 5 Year	0.1%
The Scott D. Cook 2009 GRAT 10 Year	0.1%
The Scott D. Cook 2009 GRAT 15 Year	0.1%
The Helen Signe Ostby 2009 GRAT 5 Year	0.1%
The Helen Signe Ostby 2009 GRAT 10 Year	0.1%
The Helen Signe Ostby 2009 GRAT 15 Year	0.1%
Family Trust	5.1%
1994 Charitable Trust	0.01%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

-0-

(ii)	Shared power to vote or to direct the vote:

* see explanation below

(iii)	Sole power to dispose of or to direct the disposition of:

-0-

(iv)	Shared power to dispose of or to direct the disposition of:

* As co-trustees of each of the Grantor Retained Annuity Trusts and the 1994 Charitable Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 2,062,228 shares of Common Stock held by such trusts. Mr. Cook and Ms. Ostby must act jointly to vote or dispose of these shares of Common Stock.

CUSIP No.	461202-10-3	13G/A No.15	Page	14	of	15
* As co-trustees of the Family Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 15,726,000 shares of Common Stock held by such trust. Either Mr. Cook or Ms. Ostby, acting alone, may vote or dispose of these shares of Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
See Item 2. The filing persons are making a joint filing pursuant to Rule 13d-1 (k) under the Securities Exchange Act of 1934, as amended. The filing parties have executed an Agreement With Respect to Joint Filing of Schedule 13G, which is filed as Exhibit 1 hereto.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.
Not applicable

CUSIP No.	461202-10-3	13G/A No.15	Page	15	of	15
SIGNATURE
After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Date: February 7, 2011

/s/ SCOTT D. COOK
Scott D. Cook

On behalf of the following filing persons:
Scott D. Cook
Helen Signe Ostby
The Scott D. Cook 2009 Grantor Retained Annuity Trust 5 Year
The Scott D. Cook 2009 Grantor Retained Annuity Trust 10 Year
The Scott D. Cook 2009 Grantor Retained Annuity Trust 15 Year
The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 5 Year
The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 10 Year
The Helen Signe 2009 Grantor Retained Annuity Trust 15 Year
The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93
The Scott D. Cook & Helen Ostby 1994 Charitable Trust UTA DTD 12/30/94

AGREEMENT WITH RESPECT TO JOINT FILING OF SCHEDULE 13G
The undersigned hereby agree that any statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendments thereto, with respect to the securities of Intuit Inc. may be filed by any of the undersigned as a joint filing on behalf of all of the undersigned.

/s/ SCOTT D. COOK Scott D. Cook	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY Helen Signe Ostby	Dated: February 7, 2011

The Scott D. Cook 2009 Grantor Retained Annuity Trust 5 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Scott D. Cook 2009 Grantor Retained Annuity Trust 10 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Scott D. Cook 2009 Grantor Retained Annuity Trust 15 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 5 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 10 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Helen Signe Ostby 2009 Grantor Retained Annuity Trust 15 Year

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011

The Scott D. Cook & Helen Ostby 1994 Charitable Trust UTA DTD 12/30/94

/s/ SCOTT D. COOK By: Scott D. Cook, Co-Trustee	Dated: February 7, 2011

/s/ HELEN SIGNE OSTBY By: Helen Signe Ostby, Co-Trustee	Dated: February 7, 2011